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                                     EXHIBIT 10.2



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                                   Attachment A to the notarial deed ___/1997
                                   of the notary public ___________________

                                  Purchase Agreement

between

I.   o.tel.o communications GmbH & Co.
     Am Bonneshof 35,
     40474 Dusseldorf                   - hereinafter "Seller 1"-

II.  Geotek Communications GmbH
     Am Luftschacht 20
     45307 Essen                        -hereinafter "Seller 2"-

                                        -hereinafter jointly the "Sellers"-

and

III. Geotek Communications, Inc.
     102 Chestnut Ridge Road
     Montvale, NJ 07645, USA            -hereinafter "Geotek Communications"-

and

IV.  RegioKom Deutschland Gesellschaft fur BundelfunkdienstembH
     Heynstr 19
     13187 Berlin                       -hereinafter the "Buyer"-

(1 to 4 hereinafter also referred to as the "Party" or jointly as the "Parties)



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                                       Contents

Preamble

Section 1  Purchase and Assignment of the Limited Partnership Interests in
             Terrafon KG

Section 2  Purchase and Assignment of the Shares in Terrafon GmbH

Section 3  Conditions Precedent

Section 4  Purchase Price, Escrow Account

Section 5  Cooperation

Section 6  Representations and Warranties

Section 7  Non-compliance with the Representations and Warranties

Section 8  Tax Assessments, Audits and Public Charges

Section 9  Period between Signing and Closing

Section 10  Geotek Communications Guarantee

Section 11  Lease Guarantees

Section 12  Channel Fees Indemnification

Section 13  Liability of the Sellers as Several Debtors

Section 14  Secrecy; Non-competition Covenants

Section 15  Expenses and Taxes

Section 16  Law; Language; Arbitration

Section 17  Final Regulations

Section 18  Partial Invalidity

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Preamble

 I. Seller 1 with registered office in Dusseldorf, registered with the Commercial Register of the Lower Court of Dusseldorf under number HRA 13103, and Seller 2 with registered office in Salzgitter and an office in Essen, registered with the Commercial Register of the Lower Court of Salzgitter under number HRB 913 are the sole limited partners in Terrafon Bundelfunk GmbH & Co. KG (hereinafter "Terrafon KG") with registered office in Essen, registered with the Commercial Register of the Lower Court of Essen under number HRA 6637. They hold the following registered limited partnership interests in the capital of Terrafon KG with a total face value of DM 30,000,000, whereby the limited partnership interest of each limited partner corresponds to its maximum liability as registered in the Commercial Register:

     A. Seller 1 holds a registered limited partnership interest in the amount of DM 15,000,000, and thereby holds 50% in the capital of Terrafon KG, and

     B. Seller 2 holds a registered limited partnership interest in the amount of DM 15,000,000, and thereby holds 50% in the capital of Terrafon KG.

 II. Further Seller 1 and Seller 2 are the sole shareholders of Terrafon Bundelfunk Geschaftsfuhrungs Gesellschaft mbH (hereinafter "Terrafon GmbH") with registered office also in Essen, registered with the Commercial Register of the Lower Court of Essen under number HRB 12247. The registered capital of Terrafon GmbH amounts to DM 55,000, whereby Seller 1 holds one share with a face value of DM 27,500, and Seller 2 holds one share with a face value of DM 27,500. Terrafon GmbH is the sole general partner of Terrafon KG, but has no capital interest in Terrafon KG. Terrafon GmbH is and has been engaged solely in its business as general partner of Terrafon KG.

III. Accordingly, Seller 1 and Seller 2 are the sole limited partners in Terrafon KG and the sole shareholders in Terrafon GmbH (hereinafter jointly referred to as the "Terrafon Companies").

 IV. Seller 2 is an indirect wholly-owned subsidiary of Geotek Communications.

  V. Prior to the date hereof, certain corporate mergers and restructuring have taken place which are in more detail described in Enclosure A.

 VI. The Sellers have agreed to sell and assign, and the Buyer, having its registered office in Berlin, registered with the Commercial Register of the Lower Court of Charlottenburg under HRB 39499, and being a wholly owned subsidiary of RegioKom Verwaltungsgesellschaft mbH with registered office in Frankfurt am Main, registered with the Commercial Register of the Lower Court of Frankfurt am Main under HRB 39579, has agreed to acquire, the limited partnership interests in Terrafon KG, as well as the shares in Terrafon GmbH, held by the Sellers, as of December 31, 1997, 24.00 p.m. for the Sellers / January 1, 1998, 0.00 a.m. for the Buyer
     (the "Effective Date").

Based on the above, the Parties enter into the following agreement:

                                     Section  I.

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     Purchase and Assignment of the Limited Partnership Interests in Terrafon KG

     A. Effective as of the Effective Date Seller 1 sells its registered limited partnership interest of DM 15,000,000 in Terrafon KG to the Buyer, who accepts it.

     B. Effective as of the Effective Date Seller 2 sells its registered limited partnership interest of DM 15,000,000 in Terrafon KG to the Buyer, who accepts it.

     C.  The assignment of the limited partnership interests sold pursuant to
         Section 1.1 and Section 1.2 will be consummated subject to the conditions precedent listed in Section 3.1 by the assignment of its registered limited partners interest in Terrafon KG in the total amount of DM 15,000,000 by Seller 1 to the Buyer, and by the assignment of its registered limited partnership interest in Terrafon KG in the total amount of DM 15,000,000 by Seller 2 to the Buyer.

     The Buyer accepts the assignments. The limited partnership interests mentions in Section 1.1 and Section 1.2 will be hereinafter referred to as the "Sold Limited Partnership Interests".

     D. The Sold Limited Partnership Interests together with the rights to receive profits will be sold and assigned as of the Effective Date.

     E. Seller 1 and Seller 2 hereby consent to the sale and assignment of the Sold Limited Partnership Interests to the Buyer in accordance with
         Section 16.1 of the Partnership Agreement of Terrafon KG. The consent of the sole managing director of Terrafon GmbH on behalf of Terrafon KG to the assignments of the Sold Limited Partnership Interests to the Buyer is enclosed as Enclosure 1. The Sellers represent (zusichern) that there are no further corporate consent requirements.

                                     Section  II.

                Purchase and Assignment of the Shares in Terrafon GmbH

     A. Effective as of the Effective Date Seller 1 sells its share of DM 27,500 in Terrafon GmbH to the Buyer, who accepts it.

     B. Effective as of the Effective Date Seller 2 sells its share of DM 27,500 in Terrafon GmbH to the Buyer, who accepts it.

     C.  The assignment of the shares sold pursuant to Section 2.1 and Section
         2.2 will be consummated subject to the conditions precedent listed in
         Section 3.1 by the assignment of its share with a face value of DM 27,500 by Seller 1 to the Buyer, and by the assignment of its share with a face value of DM 27,500 by Seller 2 to the Buyer.

    The Buyer accepts the assignments.  The shares mentioned in Section 2.1 and
    Section 2.2 with a face value of DM 27,500 each will be hereinafter referred to as the "Sold Terrafon Shares".

     D. The Sold Terrafon Shares will be sold and assigned as of the Effective Date together with the rights to receive dividends.

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     E.  Seller 1 and Seller 2, in their capacities as sole shareholders of
         Terrafon GmbH, hereby consent to the sale and assignments of the Sold Terrafon Shares to the Buyer in compliance with Section 9.1 of the Articles of Association of the Terrafon GmbH and they hereby waive their preemptive rights under Section 9.3 of said Articles.

                                    Section  III.
                                 Conditions Precedent

     A. The assignments of the Sold Terrafon Shares, and the Sold Limited Partnership Interests are subject to the conditions precedent ("Conditions Precedent") that:

         1. the required consent of the Federal Ministry for Post and Telecommunication, which in turn will require the consent of the
              Federal Cartel Office, is granted;

         2. Buyer provides for (i) the release pursuant to Section 11.1 a) of the relevant guarantors by the Relevant Lessors of the Guarantees issued by Quante Aktiengesellschaft and RWE Telliance Aktiengesellschaft in connection with the Leasing Agreements referred to in Section 11.1, or (ii) bank guarantees in favor of the Relevant Lessors pursuant to Section 11.1 b);

         3. the Buyer is duly registered in the Commercial Register of the Lower Court of Essen as new limited partner of Terrafon KG, as special successor to the Sold Limited Partnership Interests; and

         4. the payment of the Purchase Price (as defined in Section 4.1) and of the purchase price for the Loan (as defined in Section 9.5).

     The day on which all Conditions Precedent mentioned are fulfilled is hereinafter called the "Closing Date". The Buyer may waive in writing the Condition Precedent in Section 3.1 c).


     B. If the Closing Date is a date later than February 16, 1998 due to no fault of the Sellers and the Buyer, but other than solely due to a failure of the Commercial Register of the Lower Court of Essen to register the Buyer pursuant to 3.1 c), the Sellers jointly, or the Buyer, may decide to withdraw from this Agreement by written notice to the relevant other Party or Parties with no obligations remaining under this Agreement (provided that the Conditions Precedent pursuant to Section 3.1 have not been fulfilled in the meantime prior to the giving of such notice).

                                     Section  IV.
                            Purchase Price; Escrow Account

     A. As consideration for the sale and assignments of the Sold Limited Partnership Interests and the Sold Terrafon Shares (hereinafter jointly referred to as "Sold Interests"), including the rights mentioned in Sections 1.4 and 2.4, and all other rights granted hereunder, the Buyer will pay to the Sellers a purchase price ("Purchase Price") of DM 14 million (in words; fourteen million German marks). The Purchase Price will be allotted as follows:

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                a.  - DM 27,500 for the Sold Terrafon Share of Seller 1 -

                b.  - DM 6,972,500 for the Sold Limited Partnership Interest of
                      Seller 1 -

                c.  - DM 27,500 for the Sold Terrafon Share of Seller 2 -

                d.  - DM 6,972,500 for the Sold Limited Partnership Interest of
                      Seller 2 -

      B. The Purchase Price mentioned in Section 4.1 is due within 10 working days after proof that the Conditions Precedent as stipulated in
          Section 3.1 a) to c) have been fulfilled.

      C.  The Purchase Price is payable as follows:

4.3.1 DM 6,500,000 (in words six million five hundred thousand German marks) to the account no 1260900 of Seller 1 with the Commerzbank AG, Dusseldorf branch (bank code 300 400 00);

4.3.2 DM 6,500,000 (in words six million five hundred thousand German marks) to the account no. ABA#026007825, Attn.: Corporate Trust A/C # CT-968C Geotek Communications, Inc. SR. Discount Notes Custody Account;

4.3.3 The remaining part of the Purchase Price (DM 1,000,000) shall be paid into Escrow as follows:

     In order to secure the indemnification of the Buyer by the Sellers set forth in Section 12, and the claims of the Buyer against the Sellers pursuant to Sections 7 and 8, if any, the Parties shall enter into the Escrow Agreement ("Escrow Agreement") substantially in the form set out in Enclosure 2 and instruct their relevant Agents (as defined in Escrow Agreement) to also execute the same.

     The Buyer shall fund as per the Closing Date, in satisfaction of its obligation to pay the Purchase Price, the Escrow Account (as defined in the Escrow Agreement) by a payment of DM 1,000,000 (the "Escrow Funds").

     The DM 1,000,000 (plus interest, minus fees, costs, charges and Agents' Indemnification Amounts (as defined in the Escrow Agreement) in whole (the "Escrow Funds") shall serve as a security for claims of the Buyer under Sections 7 and 8, made pursuant to joint representations and warranties of the Sellers and as a security for the indemnity obligations of the Sellers pursuant to Section 12. DM 500,000 (plus pro rata interest, minus pro rata fees, costs, charges and Agents' Indemnification Amounts) shall serve as security for the claims of the Buyer against Seller 1 in connection with representations and warranties made solely by Seller 1. DM 500,000 (plus pro rata interest, minus pro rata fees, costs, charges and Agents' Indemnification Amounts) shall serve as security for the claims of the Buyer against Seller 2 in connection with representations and warranties made solely by Seller 2.

     The Parties shall give joint written instructions to the Agents pursuant to litC1 of the Escrow Agreement, to release the Escrow Funds to the Buyer (to an account to be identified in writing by the Buyer):

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                a.  up to 100% of the Escrow Funds, to the extent there are payment obligations of the Sellers towards the Buyer pursuant to (a) an agreement between Seller 1, Seller 2 and the Buyer that Seller 1 and Seller 2 owe moneys to the Buyer pursuant to representations and warranties made jointly by the Sellers under Sections 7 and 8, or the indemnification under Section 12, or (b) the ruling of the Arbitration Panel as set forth in the Arbitration Agreement provided for in
                    Section 16.2, stating the obligations of the Sellers to pay moneys to the Buyer based on a breach of representations and warranties of the Sellers under Sections 7 and 8, or the indemnification under Section 12; in each case such agreement to be entered into, and the ruling issued prior to the expiration of the day 15 months after the Closing Date;

                b. up to 50% of the Escrow funds, to the extent there are payment obligations of Seller 1 towards the Buyer pursuant to (a) an agreement between Seller 1 and the Buyer that Seller 1 owes moneys to the Buyer pursuant to representations and warranties made solely by Seller 1 under Sections 7 and 8; or (b) the ruling of the Arbitration Panel as set forth in the Arbitration Agreement provided for in
                    Section 16.2, stating the obligation of Seller 1 to pay moneys to the Buyer based on a breach of the representations and warranties of Seller 1 under Sections 7 and 8; such agreement to be entered into, and the ruling issued prior to the expiration of the day 15 months after the Closing Date; and

                c. up to 50% of the Escrow Funds, to the extent there are payment obligations of Seller 2 towards the Buyer pursuant to (a) an agreement between Seller 2 and the Buyer that Seller 2 owes moneys to the Buyer pursuant to representations and warranties made solely by Seller 2 under Sections 7 ad 8; or (b) a ruling of the Arbitration Panel as set forth in the Arbitration Agreement provided for in
                    Section 16.2, stating the obligation of Seller 2 to pay moneys to the Buyer based on a breach of the representations and warranties of Seller 2 under Sections 7 and 8; such agreement to be entered into, and the ruling issued prior to the expiration of the day 15 months after the Closing Date.

          (hereinafter the "Buyer's Indemnification")

     The Parties will instruct the Agents under the Escrow Agreement in accordance with lit. C.1 of the Escrow Agreement to pay the Escrow Funds (500,000 DM per Seller plus pro rata interest, minus pro rata fees, costs, charges and Agents' Indemnification Amounts),

     - at 100% if no Buyer's Indemnification has been made prior to the Expiration Date;

     - if a Buyer's Indemnification has been made prior to the Expiration Date, the Sellers and the Buyer agree to instruct the Agents to pay, if (x) a Buyer's Indemnification has been made against the Seller 1 -
          (ii) above - to Seller 1 an amount equal to the difference between such indemnification amount and DM 500,000 (plus pro rata interest, minus pro rata fees, charges, costs and Agents' Indemnification Amounts); (y) a Buyer's

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          Indemnification has been made against the Seller 2 - (iii) above -, an amount equal to the difference between such indemnification amount and DM 500,000 (plus pro rata interest, minus pro rata fees, charges, costs and Agents' Indemnification Amounts); and (z) a Buyer's Indemnification has been made against the Seller jointly - (i) above
          -, an amount equal to the difference between such indemnification amount and DM 1,000,000 (plus pro rata interest, minus pro rata fees, charges, costs and Agents' Indemnification Accounts), to each Seller at 50%.

     "Expiration Date" shall mean the earlier of (i) an agreement among the Parties that no claims under Sections 7, 8 or 12 will be raised by the Buyer; (ii) a ruling of the appropriate arbitration panel or enforceable court ruling, to the same effect; and (iii) the day 15 months after the Closing Date.

     The Parties will give full force and effect to the above. The Parties hereby commit not to take any action against any of the Agents (same for an instruction to replace them in accordance with the Escrow Agreement) other than as permitted expressly by the Escrow Agreement. The Parties also commit to each other not to take enforcement actions against the Escrow Funds (Pfandungen), and hereby waive (verzichten) the right to attach any of the Escrow Funds (other than in accordance with a final arbitration ruling in accordance with the Arbitration Agreement provided for in Section
     16.2 or other decision of a competent court of law).

                                     Section  V.
                                     Cooperation

The Parties agree to participate in all business negotiations and legal transactions which are necessary to fulfill this Agreement. In particular, the Parties will cooperate and use their best efforts in order that the Conditions Precedent in Section 3.1 will be fulfilled. The Seller 1, Seller 2 and the Buyer shall apply in notarial form for the registration of the assignment of the Sold Limited Partnership Interests (See Section 3.1c)), and procure that also Terrafon GmbH joins the application.

Upon the Buyer's request Seller 2 and Geotek Communications will procure that a fairness opinion by a mutually agreeable firm, confirming that the Purchase Price is fair to Geotek Communications, will be provided to the Buyer, at the Buyer's and Sellers' 50:50 expense, prior to the Closing Date.

                                     Section  VI.
                            Representations and Warranties

      A. Sellers represent and warrant in the form of an independent guarantee (selbstandiges Garantieversprechen) to the Buyer that the following information is true, correct and complete:

           1.  As of today and the Closing Date:

          Terrafon KG is a limited partnership, duly established and duly existing according to the laws of the Federal Republic of Germany. Terrafon GmbH is a limited liability company duly established and duly existing according to the laws of the Federal Republic of Germany.
          The statements regarding Terrafon KG and Terrafon GmbH

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          made in clause 1, clause 2 and clauses 3, 5 and 6 of the Preamble are true, correct and complete.

           2. The Terrafon Companies do not hold, either directly or indirectly, any interests in other companies, partnerships or businesses. They have also no other corporate relationships with third parties. This Agreement and its execution do not violate any agreement by which one of the Terrafon Companies is bound.

           3. The Partnership Agreement of Terrafon KG dated June 12, 1997 and the Articles of Association of Terrafon GmbH dated March 19, 1997 attached as Enclosure 3 remain unchanged and valid. There are no supplementary or side agreements to these documents. In particular, there are no subpartnership agreements, silent partnership agreements, or enterprise contracts in accordance with Section 291 ff of the Stock Corporation Act, or any similar agreements or liability bonds arising from terminated enterprise
               contracts.   The excerpts from the Commercial Register of the
               Lower Court of Essen for the Terrafon Companies as of October 28, 1997 and October 29, 1997 are correct as enclosed and will remain the same until the Closing Date save for necessary registrations of changes in the management of the Terrafon Companies.

           4. The audited financial accounts of Terrafon KG (including the auditor's report) and the accounts of the Terrafon GmbH as of June 30, 1997, the copies of which are enclosed as Enclosure 4 and Enclosure 5 (the "Terrafon Financial Accounts") have been prepared with the diligence of a prudent business man (Sorgfalt eines ordentlichen Kaufmannes); and the audited financial accounts of Terrafon KG (including auditor's report), (i) are in accordance with the German legal requirements as set forth in the relevant auditor's report, (ii) present, giving regard to applicable GAAP (Grundsatze ordnungsmabiger Buchfuhrung) a view corresponding to actual facts and circumstances as regards the net worth, financial position and results of each company (Section 322 HGB) as of June 30, 1997, recognizing that the auditor's certificate is dated October 30, 1997; and the declarations of completeness (Vollsabdigkeitserklarungen) are true and correct. The Sellers confirm that the assessment of the equipment and fixed assets as mentioned in the auditor's report on page 27 of the Report section has been carried out and did not give rise to significant corrections.

          Each of the monthly management accounts of the Terrafon KG as of June 30, July 31, August 31, September 30, October 31 and November 30, 1997 which are enclosed as Enclosure 6 (i) have been prepared in good faith with the care of a prudent business man (Sorgfalt eines ordentlichen Kaufmannes) on a consistent basis; and (ii) no facts are known to the Sellers which render these accounts materially incorrect or misleading.

           5. As of June 30, 1997 non of the Terrafon Companies had liabilities (including but not limited to uncertain liabilities), contingent liabilities (including but not limited to guarantee or product indemnity liabilities) or imminent losses from pending transactions, other than those which are included in the Terrafon Financial Accounts, or for which there are sufficient reserves in the Terrafon

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          Financial Accounts.

          The Terrafon Companies will have, as of the Closing Date, no shareholder loans or other indebtedness towards the shareholders, nor long term (i.e. payable 12 months or later) bank indebtedness, or indebtedness towards other financial institutions, other than current overdrafts not in excess of DM 100,000, and no other long term contractual debt in each case in excess of DM 200,000 which cannot be terminated without leaving payment obligations in excess of DM 200,000, other than disclosed in Enclosure 7.

           6. As of June 30, 1997 the Terrafon Companies assumed the pension payment obligations as set forth in Enclosure 8. Since then, no subsequent pension commitments or promises have been made.

          Notwithstanding the above mentioned pension payment obligations no Terrafon Company has any direct or indirect obligations to pay any old-age pensions, invalidity pensions, sickness benefits, widow's benefits or similar benefits towards any present or former employees, independent of whether the rights of the employees to these obligations may be lapse or not.

           7. The Terrafon Companies own no real estate (Grundbesitz), and hold no rights similar to real estate rights (usufruct rights), except for real estate rights to a piece of real estate registered in the Land Registry of Berlin-Kopenick folio 6127 N, marked 110515, plot 202, parcel 1.

           8. Enclosure 9 to this Agreement contains a complete list of all employees of each Terrafon Company. As of the Closing Date the Terrafon Companies will have no more than 78 employees.

           9. With the exception of those mentioned in Enclosure 10, none of the Terrafon Companies is bound in any way by any shop agreements, or any other collective bargaining agreement, or shop practices (betriebliche Ubungen) (other than by what is customary in the industry).

           10. The Terrafon Companies hold the licenses granted by BMPT as listed in Enclosure 11 (the "Licenses") and have not been notified by any third party of a breach of third party industrial property rights or know-how necessary to conduct their business. The Licenses are valid, and will be valid and unrevoked, as of the Closing Date. The Terrafon Companies are in compliance with the terms and conditions of the Licenses except for immaterial non-compliance. Save for the acts required under this Agreement, the Sellers will refrain from any activities which could endanger the present status of the Licences. The Terrafon Companies have not been notified of any challenges to the Licences. The statements made in this subclause j) are subject to the changes in the Licenses required by the BMPT in connection with the implementation of this Agreement.

           11. The books and files of the Terrafon Companies have been kept and stored

                                          10
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               correctly, and will remain at the disposal of the relevant company also after the Closing Date.

           12. As of October 31, 1997 the Terrafon Companies were in the possession of at least 142 base stations (Basistationen and Relaisstationen) and at least 903 channels.

           13. Terrafon KG has at least 38,200 Subscribers; the term "Subscriber" is defined as a Subscriber (Teilnehmer) booked in and invoiced in the month of December, 1997. The average invoice per Subscriber will amount to DM 42 for the month of December 1997 (excluding VAT).

           14. To the best knowledge and belief of the Sellers, the Terrafon Companies, their operations and their businesses are in compliance in all material respects with applicable laws and regulations.

           15. Except as disclosed in Enclosure 12 there is no litigation or administrative proceeding (Verwaltungsstreitverfahren) pending (rechtshangig) against the Terrafon Companies, and the management has not received any notice with regard to intended litigation or administrative proceedings against the Terrafon Companies.

           16. Except as listed in Enclosure 13, the Terrafon Companies are not a party to or bound by any of the following category or type of contracts or commitments:

                a. joint venture, cooperation or similar agreements other than listed in Annex A No. 7 of Enclosure 13;

                b. any lease agreement other than listed in Annex A Nos. 1 and 2 of Enclosure 13 with respect to SMR Equipment which would be in excess of a total commitment of DM 50,000 p.a. or DM 150,000 in total;

                c. any lease agreement with respect to other equipment, excluding car lease agreements in the ordinary course of business, providing for an annual commitment in excess of DM 80,000 or a total commitment in excess of DM 200,000;

                d. except for base stations and radio sites: any lease and sublease agreement regarding premises (Grundstick und
                    R umlichkeiten) other than listed in Annex A Nos. 3 and 4 of Enclosure 13 providing for annual rent payments in excess of DM 60,000 (including side costs) or binding for a term beyond December 31, 2002;

                e. any material agreement, other than listed in Annex A Nos. 5 and 6 of Enclosure 13, regarding the purchase, maintenance and service of SMR equipment and/or software in excess of total payment obligations of DM 100,000;

                                          11
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                f.  any material agreement with customers, other than listed in
                    Annex A Nos. 8, 9 and 10 of Enclosure 13 with a commitment to provide dedicated infrastructure and/or software which would result in a financial investment in excess of DM 250,000 in total;

                g.  any roaming agreement which cannot be terminated at once;

                h. any employment agreement with managing directors and key employees other than Mr. Steinbeck, Mr. Munzel, Mr. Grumbach and Mr. Kettermann;

                i. any commitment to guarantee or to secure indebtedness of third parties;

                j. any loan to a managing director or any employee in excess of DM 25,000;

                k. any contracts or commitments other than referred to in the foregoing clauses (i) through (x) which involve an expense or commitment of more than DM 200,000 annually and any other contracts or commitments of an exceptional nature which are of particular importance to the Terrafon Companies.

     The Terrafon Companies have complied in all material respects with the agreements listed in Enclosure 13.

           17. As of signing, all accounts receivable of the Terrafon Companies which are reflected in their books represent actual bona fide obligations owing to them in the ordinary course of business.

           18. The Terrafon Companies own, possess or lease materially all assets necessary to conduct their business as presently conducted.

           19. The Terrafon Companies have not made any profit distributions since June 30, 1997, and have not declared any dividend or paid any interest on shareholder loans or repaid any shareholder loans since that date. They will not make any profit distributions and not pay any dividend or pay any interest on shareholder loans or repay any shareholder loans until the Closing Date.

           20. Except as in the ordinary course of business, there are no agreements between the Terrafon Companies on the one side and any of the Sellers or any former shareholders/partner on the other side (including any affiliate or related party of such Sellers or former shareholder/partners) except as disclosed in Enclosure 14 still in force, and no Seller or former shareholder/partner, including any affiliate or related party of such Seller or former shareholder/partner has any right or claim in or to any of the Terrafon Companies or their assets.

           21. Since June 30, 1997

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          -    the Terrafon Companies have continued to conduct their respective business in a normal and ordinary fashion and consistent with past practice; and

          - no changes or events (other than changes or events in the general economy or the business of SMR Operators in general) have occurred which had or reasonably can be expected to have a material adverse effect on the business of the Terrafon Companies or their operations or profitability or net worth.

      B. Sellers represent and warrant (each with regard to the Sold Limited Partnership Interest, and the Sold Terrafon Share sold by it) to the Buyer in the form of an independent guarantee that the following information is true, correct and complete, and will be correct and complete as of the Closing Date:

     The limited partnership interests in Terrafon KG and the shares in Terrafon GmbH sold by Seller 1 and Seller 2, respectively, are fully paid up, and the contributions were not repaid to the partners/shareholders, and neither the limited partnership interest nor any limited partner is subject to assessment (Nachschu ). Seller 1 and Seller 2, respectively, are the sole owners of the Sold Limited Partnership Interests and the Sold Terrafon Shares, and have unlimited power to sell and dispose of them. The Sold Limited Partnership Interests and the Sold Terrafon Shares together with all other partner's/shareholders' rights associated with them are validly existing, free of pledges and any other rights of third parties pursuant to Sections 434 ff BGB. Upon the transfer of the Sold Limited Partnership Interests and Sold Terrafon Shares, the Buyer will acquire the full and unlimited ownership of these. The Sold Limited Partnership Interests and the Sold Terrafon Shares are not subject to any preemption rights, options or other acquisition rights of third parties. This Agreement and its execution do not violate any agreements by which Seller 1 or Seller 2, respectively, is bound.


                                      Section 7
                Non-Compliance with the Representations and Warranties

7.1 Should any of the representations and warranties made by the Sellers in accordance with Section 6 prove either fully or partly to be incorrect, the relevant Seller making the representation, or warranting the fact has to put the Buyer in a position in which it would be, if the warranties and representations were correct by restoring the condition corresponding to the relevant representation and warranty (Wiederherstellungsanspruch). Where the representations or warranties were made jointly, such obligation exists as a joint obligation of the Sellers, whereby financial obligations (monetary damages) are borne severally by the Sellers at 50% each. A restoration claim by the Buyer can only be asserted within a period of 3 months by written declaration (also by telefax) to the Sellers. This time limit shall commence at the time when the management of the Buyer (Geschaftsfuhrung) is made aware of the facts which are the basis of such restoration claim.

     Sections 377, 378 HGB do not apply.

7.2 If the Sellers do not completely fulfill the restoration claim effectively asserted pursuant to Section 7.1 within one month following the receipt of the notice of the claim, the restoration claim will become invalid, and the Buyer will be entitled to monetary damages for the incorrect and

                                          13
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     unrestored representations and warranties.  Only direct damages of the
     Terrafon Companies or the Buyer, but no indirect damages (consequential damages), are to be compensated.


7.3 As far as the information provided for in Section 6 are based on the best knowledge and belief of the Sellers, the Sellers are only liable, if at least one of the Sellers had knowledge of the incorrectness or incompleteness, or, if the incorrectness or incompleteness remained unknown to one or more of them as a result of failure to apply the customary care. The knowledge of the following persons shall be imputed upon both Sellers:
     Mr. Polk, Mr. Robb, Mr. Bibring, Mr. Zaboji, Mr. Schmidtkord, Mr. Poensgen, Dr. Fisseler, Messrs. Subrbier and Hettiger.

7.4 Claims for breach of the representations and warranties can be asserted by the Buyer only, if they exceed DM 100,000 individually. Provided however that related claims under any particular representation and warranty clause (e.g. 6.1 a) or b) or c) and so forth) shall count as one individual claim. Claims for the breach of the representations and warranties in the amount of or more than DM 100,000 individually can only be asserted by the Buyer, if their aggregate amounts exceeds DM 500,000, in which case the entire amount can be claimed. Representation or warranty claims are limited to a maximum amount of DM 10 million. The special regulations for tax and public charges as included in Section 8 remain unaffected by the above limitation.

7.5 All claims for representations and warranties asserted by the Buyer become statute-barred after December 31, 1999. This does not apply to claims made as a result of or in connection with taxes and other public charges (Section 8), for which a special clause is provided for under Section 8. Furthermore, it does not apply to claims based on breach of representations and warranties for ownership free from rights of third parties in or to the Sold Interests, which shall expire within 8 (eight) years following the Closing Date.

7.6 The representations and warranties provided for by this Agreement shall be conclusive (abschlieBend). No other representations or warranties, whether express or implied are being given by the Sellers. In particular, claims based on theories of culpa in contrahendo, positive Forderungsverletzung, and the like are excluded. The consequences for a breach of representations and warranties made by the Sellers in this Agreement are exclusively the remedies provided for by this Agreement. In particular, the Buyer shall have no right to rescind, reverse or void the contract or demand anything else than monetary damages; if, however, any of the Sellers should fail to deliver proper title to the Sold Interests, the Buyer shall have the rights set forth in Section 320 pp. of the German Civil Code, after reasonable notice to the Seller. All other rights in connection with express or implied representations and warranties are hereby excluded.

     Irrespective of the limitations in this Section 7 the Parties shall retain the rights under the concept of "cessation of the basis for a business transaction" (Wegfall der Geschaftsgrundlage) developed by the German Federal Court of Justice (BGH) allowing for the adjustment or avoidance of the contract under very exceptional circumstances making it unbearable for a party (schlechthin unzumutbar) to adhere to a contract.

7.7 Claims under the representations and warranties shall be excluded if the facts giving rise to the relevant claims were disclosed to the Buyer in writing or the Buyer and its representations had knowledge of such facts at the time of the signing of this Agreement.

     The knowledge of the following persons shall be imputed upon the Buyer:
     Messrs. von Ribbentrop, Witte, Heck, Hoffmann, Lacroix, Stephan Oppenhoff, Selter, Kunz, Wohrle.


                                      Section 8
                      Tax Assessments, Audits and Public Changes

8.1 Sellers represent and warrant to the Buyer in the form of an independent guarantee that the following information is true, correct and complete.

     a) as of today the Terrafon Companies submitted all tax declarations correctly and in time, and the tax declarations for 1996 will be submitted by February 28, 1998;

     b) for all taxes (including but not limited to tax deductibles, accessory claims, interest and surcharges), contributions (including but not limited to social insurance contributions), and other public charges, which apply to the period up to and including the Effective Date, and which have not been fully paid up by that time, sufficient reserves have been made in the Terrafon Financial Accounts or will be made in the accounts as of the Effective Date;

     c) in the period from 01.01.1997 up to and including Effective Date no tax liabilities accrued or will accrue for the Terrafon Companies, which are based on activities or lack of activities beyond the scope of the normal business activities (Handlungen und Unterlassungen) of the Terrafon Companies. In particular, no legal transactions have been carried out or will be carried out within these periods which could be interpreted by the inland revenue office as being hidden profit distribution/withdrawals or hidden deposits;

     d) as of today, there were tax inspections at the Terrafon Companies for the period between 1992 and 1994 and a VAT special inspection at Terrafon KG for the period from March until July 1997. The results of these inspections are and have been taken into complete consideration in the Terrafon Financial Accounts.

8.2 The Buyer will inform the Sellers without delay, if the inland revenue office either announces or commences a tax inspection of the Terrafon Companies for the period up to and including December 31, 1997, and, if need be, up to and including the Closing Date. The Buyer will give the Sellers and their advisers the opportunity to inform themselves about the progress of the tax inspection and to have direct contact with the tax officials, who are involved in the tax inspection. The Sellers and their advisers are authorized to take part in all discussions, in particular, in the formal conclusive meeting and to express their opinions accordingly.
     If no agreement can be reached with the inland revenue office, the Buyer is obliged to file an appeal against the tax-assessment notice, which concerns the personal taxes of the Sellers for the period up to and including December 31, 1997, and, if need be, up to and including the Closing Date, as advised by the Sellers and at their costs. In case Buyer does not comply with this obligation, the Buyer has to indemnify the Sellers for their additional personal tax payment obligations resulting from such non-compliance.

8.3 In case the representations and warranties in Section 8.1 are untrue or incorrect or incomplete, the

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

     Sellers are obliged to put the Buyer in a position in which it would be, if the representations and warranties were correct. However, payments for tax arrears in the assessment period prior to and including 1997, based on a tax inspection of the corporate, trade, property, and value added tax of Terrafon GrabH, and the trade or value added tax of Terrafon KG can only be asserted if the individual amount of such payment or the aggregate amount of payments related to each other are in excess of DM 50,000 or more.

8.4 Claims which apply either directly or indirectly to taxes, contributions or other expenses in accordance with Section 8 for the period until the Effective Date, will become statute-barred 6 months after they became legally final and binding.


                                      Section 9
                          Period between Signing and Closing

9.1 Subject to Section 9.2 below, the Sellers undertake to cause the Terrafon Companies to conduct their business in a normal and ordinary fashion and consistent with past practice and to give the Buyer reasonable access to the Terrafon Companies and its management and employees. The financial matters of the Terrafon Companies will be reviewed regularly (once a week) with a representative of the Buyer, who shall be currently informed by the Terrafon Companies.

9.2 The Sellers undertake to cause the Terrafon Companies from today's date up to and including the Closing Date not to enter into any agreement providing for a consideration of more than DM 25,000 if the consideration is paid on a nonrecurrent basis and of more than DM 10,000 a year if the consideration is paid on a recurrent basis without the prior written consent of the Buyer (except according to the agreed upon Business Plan). Furthermore, Sellers undertake to cause the Terrafon Companies not to enter into any agreements or be involved in any business referred to or concerning matters referred to in 6.1.b), 6.1.c) 1st and 2nd sentence, 6.1.e), last para, 6.1.f), 6.1.g), 6.1.i), 6.1.j), 6.1.I), 6.1.p) or 6.1.t) without the prior written consent of the Buyer.

9.3 Notwithstanding the obligations contained in Article 9.2 above, the Sellers undertake to inform the Buyer, and to seek the Buyer's prior written consent, with respect to the transactions subject to shareholders'/partners' approval in the Articles of Association/the Partnership Agreement of the Terrafon Companies.

9.4 The Buyer will make available to both Sellers not later than February 14, 1998 audited accounts of the Terrafon Companies as of December 31, 1997, The Buyer will procure that the auditors of the Sellers will have access to all information necessary to review the audited accounts of the Terrafon Companies as of December 31, 1997.

9.5 Seller 1 and Geotek Communications commit to lend, at 50% each, by way of loan agreement providing for no interest or security (collateral), to be concluded between Seller 1 and Geotek Communications and Terrafon KG, sufficient amounts to Terrafon KG in order to meet the minimum funding requirements set out in the Business Plan enclosed as Enclosure 15 (the "Loan"). As of the Closing Date the Buyer hereby purchases the Loan so extended to Terrafon KG from the relevant leaden (50% each) at face value, and pay to them interest of 6% p.a. on the Loan from the date of funding, each Seller at 50% of such amount. The relevant purchase agreement will contain representations as regards existence (Bestand), assignability and documentation.

     The purchase price for the Loan shall become due and payable on the Closing Date, to the accounts of Seller 1 and Seller 2 (who shall receive the purchase price for the Loan for Geotek Communications) as designated in
     Section 4.3.1 and Section 4.3.2, respectively.


                                      Section 10
                           Geotek Communications Guarantee

If Seller 2 fails to perform any of its obligations pursuant to this Agreement, Geotek Communications hereby unconditionally and irrevocably guarantees the complete performance when due of all such obligations of Seller 2. With respect to payment obligations, Geotek Communications guarantees to make payment upon first written demand of the Buyer stating that and to which extent Seller 2 failed to perform its payment obligations.


                                      Section 11
                                   Lease Guarantees

     11.1 RWE Telliance Aktiengesellschaft, Essen and Quante Aktiengesellschaft, Wuppertal have issued certain guarantees as listed in Enclosure 16 vis-a-vis various leasing companies ("Relevant Lessors"), to cover obligations of the Terrafon Companies under the leasing agreement with GEFA-Leasing AG dated December 28, 1993 and the leasing agreement with Deutsche Leasing AG dated July 12, 1993 (jointly referred to as the "Leasing Agreements"), and Geotek Communications has issued an indemnity as listed in Enclosure 17 vis-a-vis Quante Aktiengesllschaft (jointly referred to as the "Guarantees"). Buyer undertakes, but only if and when the Condition Precedent referred to in Section 3.1a) has been fulfilled, either

          a) to provide for the release of the Guarantees in the form of release declarations signed by the Relevant Lessors to be presented to the relevant guarantors, or

          b) to provide for one or more bank guarantees of reputable banks or Sparkassen holding a European banking licence, to be issued in favor of the Relevant Lessors substantially in the form of Enclosure 18.


                                      Section 12
                             Channel Fees Indemnification

It is presently disputed between the Sellers and the Buyer. whether or not Terrafon KG has overpaid certain channel fees provided for in the Annual Financial Statements of Terrafon KG as of December 31, 1995 in the amount of DM 3,339,000 plus surcharge and interest, if any (the "1995 Overpaid Fees"), or was or is obliged to pay channel fees for the period from January 1, 1996 through July 31, 1996 in the amount of DM 2,972,878.35 plus surcharge and interest, if any (the "1996 Fees").

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


It is hereby agreed between the Sellers and the Buyer that Terrafon KG leaves all negotiations, and possible legal actions and defense against the assessment of the 1995 Overpaid Few or the 1996 Fees ("Defense"), to the Sellers jointly in the name of Terrafon KG. All costs and expense in connection with the Defense are to be borne by the Sellers.

In the event the 1995 Overpaid Fees will be recovered finally (endgultig) in whole or in part by Terrafon KG, the Buyer agrees to pay 50% of the amount of the recovered fees net of costs and expenses by way of an increase in the Purchase Price to each Seller not later than 15 days following a final settlement of the 1996 Fees. In the event the 1996 Fees should become payable following an indemnification Event, the Sellers, at 50% each, will pay to Terrafon KG, the face amount of the 1996 Fees ("Channel Fee Indemnification") first by an off-set with possible enforceable counter claims of Terrafon KG as regards the 1995 Overpaid Fees, then by an instruction to the Agents (as defined in the Escrow Agreement) to release all available ESCROW Funds to the Buyer to the extent necessary to satisfy such claims, and if such ESCROW Funds should prove insufficient, by direct payment to the BAPT. In the event the 1996 Fees should be recovered finally (endgultig) later in whole or in part, or in the event that the 1995 Overpaid Fees should be recovered finally (endgultig) later in whole or in put, the Buyer will pay to the Sellers (at 50% each) the relevant amounts paid by them (or deemed paid by the Sellers) due to the Channel Fee Indemnification (plus excess, if any, of the 1995 Overpaid Fees over the Channel Fee Indemnification). In the event an agreement should be reached between Terrafon KG (represented by the Sellers), and the BAPT as regards the 1995 Overpaid Fees and the 1996 Fees, for instance by way of refund of the 1995 Overpaid Fees, and agreement to effect only a partial payment of the 1996 Fees, the Channel Fee Indemnification shall be reduced by the amount recovered with respect to the 1995 Overpaid Fees and any remaining balance shall be paid to the Sellers.

     In any event, however, Terrafon KG or the Buyer may withhold payments due to the Sellers under the foregoing provisions to the extent Terrafon KG's liability for the 1996 Fees is still outstanding, provided that they shall pay any withheld amounts to the Sellers, at 50% each, within 15 days from the date they or any of them is no longer entitled to withhold the amounts.


                                      Section 13
                     Liability of the Sellers as Several Debtors

The Sellers have several, but no joint liability for all claims arising out of and in connection with this Agreement and its execution as several debtors (Section 420 BGB) unless expressly stated otherwise.


                                      Section 14
                          Secrecy; Non-Competition Covenants

14.1 Each Seller and Geotek Communication undertakes for a period of 5 years to keep strictly secret all matters and in particular all business and trade secrets of Terrafon KG or Terrafon GmbH known to it (and not being public knowledge) and not to disclose such matters and secrets, directly or indirectly, to any third party, nor to cause such disclosure by third parties (other than required by law or pursuant to regulatory requirements), nor to use such matters or seats for itself.

14.2 Each Seller and Geotek Communications undertakes for a period of 2 years from the day

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

     of this Agreement not to cause or influence any worker, employee, agent or adviser (excluding lawyers, certified public accountants and tax advisers) now or since January 1, 1997 employed or retained by Terrafon KG, Terrafon GmbH or the Buyer to work in any way whatsoever for it, for an enterprise in which it holds an interest, or for a competitor, or to terminate an existing relationship with Terrafon KG, Terrafon GmbH or the Buyer unless it has obtained the prior written consent of the Buyer.


14.3 Each Seller and Geotek Communications undertakes for a period of 5 years from the day of this Agreement not to provide SMR-services in Germany, nor to assist third parties, directly or indirectly, in the rendering of such services, nor to hold it any way whatsoever an interest in a company which renders such services. Excluded from this restriction is the acquisition and holding for investment purposes of shares or convertible debentures of a company listed on a major stock exchange which is engaged in the rendering of such services, provided that the respective Seller does not acquire directly and/or indirectly shares or convertible debarittues which consist or can be converted to consist of more than 5% of the share capital of the respective company.


                                      Section 15
                                  Expenses and Taxes

15.1 Transfer taxes, notary fees and other public expenses which are incurred in connection with this Agreement and its execution, shall be borne by the Buyer.

15.2 Each party to this Agreement shall bear the fees of their own advisers (including the appointed accountants and auditors).


                                      Section 16
                              Law; Language, Arbitration

16.1 Solely, German substantive law shall apply. This Agreement is executed in the English version. and only the English version shall apply.

16.2 The Parties agree on the Arbitration Agreement set forth in Enclosure 19.


                                      Section 17
                                  Final Regulations

17.1 Amendments and supplements to this Agreement including this Article have to be made in writing as long as no stricter form is required by law. Oral agreements are excluded.

17.2 The Enclosures form an integral part of this Agreement. The headings in this Agreement are only intended for better orientation within the text of the Agreement and have no significance for the interpretation of the contents of the Agreement.


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

17.3 The Parties may assign rights under this Agreement only to their respective affiliates within the meaning of Sections 15 ff. of the German Stock Corporation Act.

17.4 The right to set-off or withholding shall be excluded unless the relevant counterclaim is undisputed or adjudicated by final judgement or arbitration panel ruling.

17.5 Default interest (Verzugszinsen) for obligations under this Agreement shall be at least 10% p.a. A showing of higher damages shall be permitted.


                                      Section 18
                                  Partial Invalidity

18.1 If any provision of this Agreement should, for any reason, become partly or completely invalid or impracticable (undurehfilhrbar), the remaining terms of the Agreement will retain their validity. This also applies to an omission in the Agreement. Instead of the invalid or impracticable term or in replacement of the omission, a suitable term should apply, which, provided it is legally possible, best meets the intent of the Parties, or their possible intent, if they had considered the issue before the execution of the Agreement taking into consideration the purpose of the Agreement.

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